Exhibit 10.1

FUELCELL ENERGY, INC.

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of January 19, 2021, by and between FuelCell Energy, Inc. (the “Corporation”) and Jason B. Few (the “Executive”).

RECITALS:

WHEREAS, the Corporation and Executive have entered into an Employment Agreement, dated as of August 26, 2019, and amended by the First Amendment to Employment Agreement, dated as of April 23, 2020 (the “Employment Agreement”); and

WHEREAS, Paragraph 18 of the Employment Agreement provides that the Employment Agreement may not be amended or modified except by a written agreement executed by the parties thereto; and

WHEREAS, the Corporation and Executive now desire to amend the Employment Agreement as provided herein;

NOW, THEREFORE, on the basis of the foregoing premises, and subject to the proper approval of the Company’s Board of Directors, the parties hereto hereby agree as follows:

1.

Defined Terms.  All capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement unless the context clearly indicates to the contrary.

2.	Amendment.

(a)	Paragraph 4(i) is hereby amended by deleting the first sentence of such paragraph and substituting therefor the following:

Relocation. In recognition of Executive’s agreement to relocate to the Danbury, Connecticut area by no later than October 31, 2021, the Corporation shall pay to Executive a lump sum cash payment in the gross amount of $200,000 (the “Relocation Payment”), which shall be payable to Executive within thirty (30) days following Executive’s relocation, provided that (i) such relocation occurs by no later than October 31, 2021, and (ii) Executive is employed by the Corporation on the date of any such payment.

(b)	Paragraph 4(j) is hereby amended by deleting such paragraph in its entirety and substituting therefor the following:

Commuting and Apartment Expenses. In recognition of Executive’s agreement to commute to the Danbury, Connecticut area until he is able to relocate to such area (as described above), the Corporation shall reimburse Executive for commuting expenses he actually incurs for such commute, as substantiated in accordance with any reimbursement policy maintained by the Corporation, up to a gross amount of $13,000 per month.  Executive shall submit receipts for such expenses within two (2) weeks of the incurrence of the expenses, and the Corporation shall promptly review and provide reimbursement for approved expenses within two (2) weeks after they are submitted. The Corporation shall also promptly reimburse Executive for the reasonable cost of up to two (2) trips to the Danbury, Connecticut area for Executive’s spouse to facilitate relocation.   In addition, through the earlier of October 31, 2021 and the date Executive has relocated to the Danbury Connecticut area (as described in Section 4.i above), the Corporation shall provide Executive with a reasonable apartment in the Danbury, Connecticut area.

3.

Effective Date of Amendment and Incorporation. The operative provisions of this Amendment shall be effective as of the date first written above and shall be deemed to be part of the Employment Agreement as if originally provided therein. Except as provided herein, all other terms of the Employment Agreement shall continue without modification and shall remain in full force and effect.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and the Corporation has caused this Amendment to be executed in its name and on its behalf, all as of the day and year first above written. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

/s/ Jason B. Few_________________

Jason B. Few, Executive

FUELCELL ENERGY, INC.

By: /s/ James H. England_________

       James H. England

       Chairman of the Board